Exhibit 3

Minimum Amount of Bond Worksheet

The Phoenix Edge Series Fund	Adviser	Sub-Adviser	Fund Gross Assets as of 7/31/2008	Required Bond

Phoenix Mid-Cap Growth Series	PVA	Neuberger	67,802,112
Phoenix-Van Kampen Comstock series	PVA	Van Kampen	65,495,429
Phoenix Growth and Income Series	PVA	PIC	124,759,174
Phoenix-Sanford Bernstein Mid-Cap Value Series	PVA	Alliance	131,969,600
Phoenix Capital Growth Series	PVA	Harris	315,216,618
Phoenix-Duff & Phelps Real Estate Securities Series	PVA	DPIM	133,451,928
Phoenix-Aberdeen International Series	PVA	Aberdeen	452,801,614
Phoenix Strategic Allocation Series	PVA	PIC/GCA	221,700,372
Phoenix Money Market Series	PVA	GCA	199,824,458
Phoenix Multi-Sector Fixed-Income Series	PVA	GCA	227,487,571
Phoenix-Van Kampen 500 Index	PVA	Van Kampen	96,056,714
Phoenix Dynamic Asset Allocation Series: Aggressive Growth	PVA	Ibbotson	22,572,986
Phoenix Dynamic Asset Allocation Series: Moderate	PVA	Ibbotson	14,787,330
Phoenix Dynamic Asset Allocation Series: Moderate Growth	PVA	Ibbotson	24,203,430
Phoenix Dynamic Asset Allocation Series: Growth	PVA	Ibbotson	40,331,993
Phoenix-Sanford Bernstein Small-Cap Value Series	PVA	Alliance	61,297,971
Phoenix-Alger Small-Cap Growth Series	PVA	Alger	42,442,542
Phoenix Multi-Sector Short Term Bond Series	PVA	GCA	54,277,553

			2,296,479,396	1,500,000	(for 2 billion in assets)
				200,000	(for each add’l $500 million in assets)

				1,700,000	(we purchased 5 million in limits)